EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 33-85896) and Form S-8 (File No. 33-78592, File No. 333-69913, File No. 333-79445, File No. 333-37912, File No. 333-62078, File No. 333-76488, and File No. 333-79503) of D&E Communications, Inc. of our report dated January 25, 2005 except for Note 5, for which the date is March 1, 2005, on our audits of the consolidated financial statements of EuroTel LLC which appears in this Form 10-K.

/s/    Kiesling Associates LLP

Colorado Springs, Colorado

January 25, 2005, except for Note 5, for which the date

Is March 1, 2005